Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTERNATIONAL METAL ENTERPRISES, INC.
     FIRST: The name of the corporation is International Metal Enterprises, Inc. (hereinafter sometimes referred to as the “Corporation”).
     SECOND: The registered office of the Corporation is to be located at 615 S. DuPont Hwy., Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.
     THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law (“GCL”).
     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 151,000,000 of which 150,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.
     A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.
     B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.
     C. Combination of Outstanding Shares of Stock. Effective on the date of filing (“Effective Date”) of this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Delaware Secretary of State, every one (1) outstanding share of Common Stock of the Corporation (the “Old Common Stock”) will be combined into and automatically become, without any action on the part of the holder thereof, 0.93827156701 outstanding shares of Common Stock of the Corporation (the “New Common Stock”). The

authorized shares of Common Stock of the Corporation and the par value per share shall remain as set forth in this Amended and Restated Certificate of Incorporation. No fractional share or scrip representing a fractional share shall be issued in connection with the foregoing stock split; all shares of Common Stock so split that are held by a stockholder will be aggregated subsequent to the foregoing split and each fractional share resulting from such aggregation of shares of Common Stock held by a stockholder shall be rounded to the nearest whole share. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (each, an “Old Certificate”) shall be entitled to receive upon surrender of such Old Certificate to the Corporation (or its authorized transfer agent, if any) for cancellation, a certificate or certificates (each, a “New Certificate”) representing the number of whole shares of the New Common Stock into which the Old Common Stock formerly represented by the Old Certificate so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent the right to receive New Certificates pursuant to the provisions hereof.
     FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address

Alan Kestenbaum	250 West 34th Street, Suite 2514
New York, New York 10119
     SIXTH: The following provisions (A) through (E) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended prior to the consummation of any Business Combination. A “Business Combination” shall mean an acquisition or the acquisition of control of, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more operating businesses by the Corporation (“Target Business”).
     A. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that a majority of the IPO Shares (defined below) cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if 20% or more in interest of the holders of IPO Shares exercise their conversion rights described in paragraph B below.
     B. In the event that a Business Combination is approved in accordance with the above paragraph A and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock (“IPO Shares”) issued in the Corporation’s initial public offering (“IPO”) of securities who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his IPO Shares into cash. If so demanded, the Corporation shall convert such shares at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, calculated as of two business days prior to the proposed consummation of the Business Combination, by (ii) the total number of IPO Shares remaining outstanding. “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO are deposited.
     C. In the event that the Corporation does not consummate a Business Combination by the later of (i) 12 months after the consummation of the IPO or (ii) 18 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such 12 month period (such later date being referred to as the “Termination Date”), the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares (at such time) shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.
     D. A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation or in the event he demands conversion of his shares in accordance with paragraph B, above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.
     E. The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then elect additional Class A, Class B and Class C directors as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

     SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.
     B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.
     C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.
     D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.
     EIGHTH: A. Definitions. For purposes of Article EIGHTH of this Certificate of Incorporation, the following definitions shall apply as follows:
     (i) “Relevant Share Capital” means the total of the par value of the Corporation’s issued shares of all classes of stock carrying rights to vote in all circumstances at annual, special or any other meetings of the stockholders of the Corporation (the “Stockholders”) or to take action by written consent in lieu of meeting; and for the avoidance of doubt (A) where the Corporation has issued various classes of stock, references to Relevant Share Capital are to the par value of all issued shares of stock for each such class taken separately and (B) the temporary suspension of voting rights in respect of stock comprised in issued share capital of the Corporation of any such class does not affect the application of this Article EIGHTH in relation to interests in those or any other shares of stock comprised in that class;
     (ii) “interest” or “interested” means, in relation to the Relevant Share Capital, any interest of any kind whatsoever (whether direct, indirect or otherwise) in any stock comprised therein (disregarding any restraints or restrictions to which the exercise of any right attached to the interest in the share of stock is, or may be, subject) and without limiting the meaning of “interest” a person shall be taken to have an interest in a share of stock if:
(a) he enters into a contract for its purchase by him (whether for cash or other consideration); or
(b) not being the registered holder, he is entitled to exercise any right conferred by the holding of the stock or is entitled to control the exercise or non-exercise of any such right; or
(c) he is a beneficiary of a trust where the property held on trust includes an interest in the stock; or
(c) otherwise than by virtue of having an interest under a trust, he has a right to call for delivery of the stock to himself or to his order; or
(d) otherwise than by virtue of having an interest under a trust, he has a right to acquire an interest in the stock or is under an obligation to take an interest in the stock; or
(e) he has a right to subscribe for the stock,
whether in any case the contract, right or obligation is absolute or conditional, legally enforceable or not and evidenced in writing or not, and it shall be immaterial that a share in which a person has an interest is unidentifiable;

(iii)	a person who has an interest in stock that is part of the Relevant Share Capital has a “notifiable interest” at any time when the aggregate par value of the stock in which he has such interests is equal to or more than 3 percent (3%) of the par value of that share capital;

(iv)	a person is taken to be interested in any shares of stock in which his spouse or any infant child or step-child of his is interested; and “infant” means a person under the age of 18 years;

(v)	a person is taken to be interested in shares of stock if any corporation, person, partnership, limited partnership, limited liability company, trust or other any other entity is interested in them and:
(a)	that entity or its directors are accustomed to act or required to act in accordance with that person[s] directions or instructions; or

(b)	that person is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of that entity,

(c)	PROVIDED THAT (A) where a person is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of an entity and that entity is entitled to exercise or control the exercise of any of the voting power at general meetings of another entity (“the effective voting power”) then, for purposes of Article EIGHTH, sub-paragraph
A(v)(b) above, the effective voting power is taken as exercisable by that person and (B) for purposes of this sub-paragraph
A(v)(c), a person is entitled to exercise or control the exercise of voting power if he has a right (whether subject to conditions or not, whether presently or in the future) the exercise of which would make him so entitled or he is under an obligation (whether or not so subject) the fulfillment of which would make him so entitled.
(f)	The provisions of this Article EIGHTH of the Certificate of Incorporation are in addition to any and separate from other rights or obligations arising at law or otherwise.

B. Notification to Corporation of Interests In Stock. Where a Stockholder:

(i)	knows that he has acquired an interest in stock comprised in Relevant Share Capital or that any other person has acquired an interest in stock so comprised of which he is a registered holder, or ceases to be interested in stock comprised in Relevant Share Capital or knows that any other person has ceased to be interested in stock so comprised of which he is the registered holder (whether or not retaining an interest in other shares so comprised); or

(ii)	becomes aware that he has acquired an interest in stock comprised in Relevant Share Capital or that any other person has acquired an interest in stock so comprised of which he is a registered holder, or becomes aware that he has ceased to be interested in shares comprised in Relevant Share Capital or that any other person has ceased to be interested in shares so comprised of which he is the holder of record; or

(iii)	other than in circumstances within sub-paragraph B(i) or B(ii) of this Article EIGHTH:
(a)	is aware at the time when it occurs of any change of circumstances affecting facts relevant to the application of this Article EIGHTH to an existing interest of his in shares of stock comprised in the Corporation’s share capital of any description or an existing interest of any other person in stock so comprised of which he is the registered holder; or

(b)	otherwise becomes aware of any such facts (whether or not arising from any such change of circumstances), then, in the circumstances as set out in paragraph 2(d) above, he shall become obliged to notify the Corporation of (A) his interests (if any), in its stock and (B) to the extent he is lawfully able to do so, the interests of any other person in such shares of stock of which he is the registered holder or, in the case of (B) only, shall use his reasonable endeavors to procure that such person notifies his interests in such shares of stock to the Corporation.

(iv)	A Stockholder shall notify the Corporation of his interests (if any) in Relevant Share Capital if:
(a)	he has a notifiable interest immediately after the relevant time, but did not have such an interest immediately before that time;

(b)	he had a notifiable interest immediately before the relevant time, but does not have such an interest immediately after it; or

(c)	he had a notifiable interest immediately before the relevant time, and has such an interest immediately after it, but the percentage levels of his interest immediately before and immediately after that time are not the same so that his interest is in a different percentile above 3%.
(v)	A Stockholder shall, to the extent he is lawfully able to do so, notify the Corporation of the interests of any other person in the Relevant Share Capital of which he is the registered holder or use his reasonable endeavors to procure that such person makes such notification to the Corporation if:
(a)	such person has a notifiable interest immediately after the relevant time, but did not have such an interest immediately before that time; or

(b)	such person had a notifiable interest immediately before the relevant time, but not such an interest immediately it; or

(c)	such person had a notifiable interest immediately prior to the relevant time, and such an interest immediately after it, but the percentage levels of his interest immediately before and immediately after that time are not the same.
(vi)	Subject to the next following sentence, “percentage level”, in sub-paragraphs B(iv)(c) and B(v)(c) above, means the percentage figure found by expressing the aggregate par value of all the stock comprised in the share capital concerned in which the person has interests immediately before or (as the case may be) immediately after the relevant time as percentage of the par value of that share capital and rounding that figure down, if it is not a whole number, to the next whole number. Where the par value of the share capital is greater immediately after the relevant time than it was immediately before, the percentage level of the person’s interest immediately before (as well as immediately after) that time is determined by reference to the larger amount.

(vii)	for the purposes of sub-paragraph B(iv), B(v) and B(vi) “relevant time” means:
(a)	in a case within sub-paragraphs B(i) or B(iii)(a) above, the time of the relevant event or change of circumstances; and

(b)	in a case within paragraph B(ii) or subparagraph B(iii)(b), the time at which the person became aware of the facts in question.

(viii)	Any notification required by paragraphs B(i), B(ii) or B(iii) of this Article EIGHTH must be made in writing to the Corporation within the period of 2 days next following the day on which that obligation arises.

(ix)	The notification shall specify the share capital of the Corporation to which it relates, the class and series of class to which it relates, the type of other warrant, option or derivative security or right to which it relates (if applicable) and must also:
(a)	state the number of shares comprised in that share capital in which the person making the notification knows he (or any other relevant person) had interests immediately after the time when the obligation arose; or

(b)	in case where the person making the notification (or any other relevant person) no longer has a notifiable interest in shares comprised in that share capital, state that he (or that person) no longer has that interest.
(x)	A notification (other than one stating that a person no longer has a notifiable interest) shall include the following particulars, so far as known to the person making the notification at the date when it is made:
(a)	the identity of each registered holder of shares of stock to which the notification relates and the number of such shares held by each of them; and

(b)	the nature of the relevant interests in such shares of stock.
(xi)	A person who has an interest in stock comprised in stock comprised in Relevant Share Capital or knows or becomes aware that any other person has an interest in shares so comprised of which he is the registered holder, that interest being notifiable, shall notify (or, if applicable, use his reasonable endeavors to procure that such other person shall notify) the Corporation in writing:
(a)	of any particulars in relation to those shares of stock which are specified in paragraph B(x); and

(b)	of any change in those particulars,
of which in either case he becomes aware at any time after any interest notification date and before the first occasion following that date on which he comes under any further obligation of disclosure with respect to his interest in shares comprised in that share capital. A notification required under this paragraph B(xi) shall be made within the period of 2 days next following the day on which it arises. The reference to an “interest notification date”, in relation to a person’s interest in shares comprised in the Corporation’s Relevant Share Capital, is to either (A) the date of any notification made or procured by him with respect to his or any other person’s interest under this paragraph or (B) where he has failed to make or use his reasonable endeavors to procure a notification, the date on which the period allowed for making it came to an end.

(xiii)	A person who at any time has an interest in stock which is notifiable is to be regarded under paragraph B(xi) as continuing to have a notifiable interest in them unless and until the registered holder of the shares in question comes under obligation to make or use his reasonable endeavors to procure a notification stating that he (or any other relevant person) no longer has such an interest in those shares.

(xiii)	Where a person authorizes another (the “agent”) to acquire or dispose of, on his behalf, interests in stock comprised in the Relevant Share Capital, he shall secure that the agent notifies him immediately of acquisitions or disposals effected by the agent which will or may give rise to any obligation of disclosure imposed on him by this paragraph with respect to his interest in that share capital.

C. Power of the Corporation to Investigate Interests in Stock.

(i)	The Corporation may by notice in writing request any person whom the Corporation knows or has reasonable cause to believe to be or, at any time during the 3 years immediately preceding the date on which the notice is issued, to have been interested in shares comprised in the Relevant Share Capital:
(a)	to confirm that fact or (as the case may be) to indicate whether or not it is the case; and

(b)	where he holds or has during that time held an interest (whether or not notifiable) in shares so comprised, to give such further information as may be requested in accordance with paragraph C(ii) below.
(ii)	A notice under paragraph C(i) may request the person to whom it is addressed:
(a)	to give particulars of his own past or present interest in shares of stock comprised in the Relevant Share Capital (held by him at any time during the 3-year period mentioned in paragraph C(i);

(b)	where the interest is a present interest and any other interest in the shares of stock subsists or, in any case, where another interest in the shares of stock subsisted during that 3-year period at any time when his own interest subsisted, to give (so far as lies within his knowledge) such particulars with respect to that other interest as may be requested by the notice including, without limitation, of the identity of persons interested in the shares of stock in question;

(c)	where his interest is a past interest, to give (so far as lies within his knowledge) particulars of the identity of the person who held that interest immediately upon his ceasing to hold it.
(iii)	A notice under paragraph C(i) shall request any information given in response to the notice to be given in writing within such time as may be specified in the notice, being a period of not less than 14 days following service thereof.

(iv)	This paragraph applies in relation to a person who has or previously had, or is or was entitled to acquire, a right subscribed for shares of stock in the Corporation which would on issue be comprised in Relevant Share Capital as it applies in relation to a person who is or was interested in shares of stock so comprised; and references above in this section to an interest in shares so comprised and to shares of stock so comprised are to be read accordingly in any case as including respectively any such right and shares which would on issue be so comprised.

D. Powers in Respect of Non Compliance with Article EIGHTH of Certificate of Incorporation.

(i)	If:
(a)	it shall come to the notice of the Directors that any Stockholder has not, within the requisite period, made or, as the case may be, used its reasonable endeavors to procure the making of any notification required by Section B of Article EIGHTH, above; or

(b)	any Stockholder, or any other person appearing to the Directors to be interested in any shares in the capital of the Corporation held by such Stockholder has been served with a request notice under Section “C” of this Article EIGHTH and does within the period prescribed supply to the Corporation the information thereby requested,
The Corporation in its absolute discretion may serve a direction notice on the Stockholder. The Corporation may direct in the direction notice that in respect of the shares in respect of which the default has occurred (the “Default Shares”) and any other shares held by such Stockholder as the Corporation may specify in the direction notice (the “Additional Shares”), such Stockholder shall not be entitled to vote in general meetings or class meetings. The Corporation may additionally direct in the direction notice that dividends on such Default Shares and Additional Shares (or such Default Shares and Additional Shares as the Corporation may specify in the direction notice) will be retained by the Corporation (without interest), and that no transfer of the Default Shares or Additional Shares (or such Default Shares and Additional Shares as the Corporation may specify in the direction notice) shall be registered until the default is rectified.
     NINTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.
                    B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.
     TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
     ELEVENTH: The Corporation hereby elects not to be governed by Section 203 of the GCL.